Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synchrony Financial
We consent to the incorporation by reference in the registration statement (No. 333‑232821) on Form S-3 and in the registration statement (No. 333‑232818) on Form S-8 of Synchrony Financial of our reports dated February 11, 2021, with respect to the Consolidated Statements of Financial Position of Synchrony Financial and subsidiaries as of December 31, 2020 and 2019, the related Consolidated Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Synchrony Financial.
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLP
New York, New York
February 11, 2021